EXHIBIT 99.1

TFS ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

TEMPE, ARIZ. – October 28, 2004 — Three-Five Systems, Inc. (NYSE: TFS) today announced its financial results for the third quarter ended September 30, 2004.

Quarterly Financial Results (in millions, except EPS):

	QUARTER ENDED
	Sep. 30, 2004	June 30, 2004	Sep. 30, 2003
Net Sales	$42.4	$37.6	$41.8
Loss from Continuing Operations	$(30.8)	$(6.7)	$(24.9)
Net Loss	$(30.8)	$(6.7)	$(30.9)
Loss per Share (Basic and Diluted)	$(1.41)	$(0.31)	$(1.45)

The financial results for the third quarter include several non-cash charges. The loss per share would have been $0.26 per share without those charges as follows:

•	$23.1 million for the impairment of goodwill and a write-off of customer lists associated with the acquisitions of ETMA and AVT, respectively.

o	The ETMA goodwill impairment charge of $21.3 million was calculated by the company with the assistance of Duff & Phelps, a national investment banking and financial advisory services firm, and is being taken based on the required analysis of goodwill under generally accepted accounting principles (GAAP). Under that analysis, the change in conditions in our Redmond operation in the second and third quarters of 2004 triggered the impairment charge.

o	No impairment is being taken for the goodwill of AVT. However, AVT customer lists valued at $1.8 million are being written off because as of the end of the third quarter we experienced a complete change in customers and product lines since that acquisition.

•	$362,000 for depreciation catch-up on the company’s Tempe, Arizona building. The depreciation catch-up charge is required by GAAP because the Tempe building, which has been previously classified as an asset held for sale, is now considered to be an asset held for sale and leaseback. TFS has agreed to sell the building for approximately $11 million and lease back the entire facility for a period of five years. Accordingly, all depreciation costs that would have otherwise been recorded during the period the building was held for sale have been recorded in this quarter. That sale is expected to be finalized near the end of 2004.

•	$1.6 million relating to charges for excess inventory and transition issues. Those charges primarily relate to completion of the move of the display business from the company’s Manila, Philippines factory to the Beijing, China factory, as well as a reserve for potential excess inventory in the company’s Redmond, Washington factory relating to the termination of older customer programs.

*Reconciliation to GAAP Results (in millions):

			Less:	Less:
		Less:	AVT	Inventory	Less:	Results
		ETMA	Customer	And	Catch-up	without
	GAAP	Impairment	List	Related	Depre-	specified
	Results	charges	Write-Off	Issues	ciation	items
Sales	$42.4					$42.4
Cost of Sales	42.5			1.5		41.0
Gross Margin	(0.1)					1.4
Op Expenses	30.6	21.3	1.8	0.1	0.4	7.0
Operating Loss	(30.7)					(5.6)
Loss per Share (Basic and Diluted)	$(1.41)	(0.98)	(0.08)	(0.07)	(0.02)	$(0.26)

Jack Saltich, President and Chief Executive Officer of TFS, said, “We have been concentrating our efforts this year on streamlining our global manufacturing operations and correcting issues in our Redmond factory. Optimizing our global infrastructure has taken a significant effort. I believe we are starting to see success from these endeavors. We will always aggressively and continually pursue cost reductions and consolidations which are the lifeblood of any EMS company. In that pursuit, we will continue to drive the reduction of excess resources, including personnel, physical space and unnecessary processes in order to maximize our efficiency.”

“While we relentlessly pursue cost efficiencies, profitability will best be achieved by increasing sales,” continued Saltich. “To that end, we have hired David McQuiggan, a seasoned display executive, as Senior Vice President of Platform Display Products. David will lead all aspects of our platform display business with an intense focus on the TFT mobile handset market. This will allow Van Potter, who previously focused on sales and marketing for the whole company, to lead all aspects of our EMS business, with an intense focus on business development and top line sales delivery. We believe that our strategy of EMS+Displays is correct, and this level of sales and marketing strength and focus will improve our results.”

“Although we are going through a challenging period of reorganization, consolidation and restructuring, we continue to have a solid financial foundation. At the end of the third quarter, we had $14 million in cash and unused credit balances of $5 million. We expect to add another credit line in Penang in the fourth quarter of approximately $4 million. The sale of our Tempe building, expected to be completed in the fourth quarter, would generate an additional $11 million in cash. We also have a 6-million share shelf registration, which can be used to raise working capital if necessary. As a result, I believe we have the resources necessary to achieve our 2005 strategic goals,” concluded Saltich.

Third Quarter Financial Highlights:

•	Operating cash outflow in the quarter was $2.4 million, slightly less than forecast, and net capital expenditures were $800,000. We used $1.6 million to reduce line of credit and capital lease obligations. The cash balance at the end of the third quarter 2004 was $14 million compared with $18.7 million at the end of the second quarter of 2004. At the end of the quarter, we had $7.4 million outstanding on two working lines of credit, down from $8.4 million at the end of the second quarter.

•	Across-the-board improvements in the comparative quarterly balance sheet metrics reflect our focus on resolving operational issues:

	Q3 2004	Q2 2004
Day sales outstanding (DSOs)	53	59
Inventory turns	6.2	5.4
Cash conversion cycle (in days)	59	68

•	The quarterly sales breakdown by industry is as follows:

Industry	Q3 2004	Q2 2004
Computing	51.9%	49.8%
Telecom	3.4%	4.9%
Medical	12.3%	11.8%
Industrial/Military	13.4%	14.7%
Consumer	13.9%	12.0%
Transportation	5.1%	6.8%

•	Two customers each accounted for more than 10% of our revenue. Our top ten customers accounted for 75% of the total third quarter revenue compared with 71% in the second quarter.

Fourth Quarter 2004 Guidance

•	Revenue for the fourth quarter is expected to be between $37 million and $42 million. While we are working with several potential customers for our TFT products, including one of the largest handset providers in the world, our original expectations for significant fourth quarter 2004 shipments in this market have moved into 2005.

•	Losses are forecast in the range of $0.26 to $0.35 per share, excluding non-cash charges for certain lease costs associated with the consolidation of our Redmond operations in a new facility.

•	Assuming the Tempe building sale is finalized as planned, we expect our worldwide cash balance plus our available credit facilities to exceed $27 million at the end of the fourth quarter.

TFS will host a conference call today, October 28, to discuss its third quarter financial results and future outlook. The conference call may include forward-looking statements. The conference call will be Web cast and is scheduled to begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on TFS’ Web site at www.tfsc.com under the Investor Relations section. The Web cast is also available at www.companyboardroom.com (Windows Media™ is required). TFS will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.

About TFS

TFS is a recognized leader in providing specialized electronics manufacturing services (EMS) to original equipment manufacturers (OEMs). TFS has a global footprint, with operations in the

United States, Europe, and several locations in Asia. TFS offers a broad range of engineering and manufacturing capabilities, with a special emphasis and expertise in display solutions. TFS’ website is located at www.tfsc.com. Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and TFS intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include all bulleted items under the heading “Fourth Quarter 2004 Guidance,” as well as the statements regarding the ability to improve operations results, the cash and credit balances at the end of the quarter, the potential sale of the building, and the possible obtaining of a credit line in Penang. TFS cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in the markets for the company’s products; (b) the company’s ability to penetrate new markets; (c) the successful integration of the company’s various acquisitions; (d) changes in the market for customers’ products; (e) the ability of TFS products to deliver commercially acceptable performance; (f) the ability of TFS to increase yields and efficiencies in its manufacturing facilities; (g) the ability of TFS’ management, individually or collectively, to guide the company in a successful manner; and (h) other risks as detailed from time to time in TFS’ SEC reports, including its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED SEP 30,		NINE MONTHS ENDED SEP 30,
	2003	2004	2003	2004
	(in thousands, except per share data)
Net Sales	$41,778	$42,356	$113,094	$118,432

Costs and Expenses:
Cost of Sales	42,050	42,502	111,297	118,932
Selling, General and Administrative	4,941	6,185	12,753	17,466
Research, Development and Engineering	1,285	808	3,939	2,166
(Gain) Loss on Sale or Impairment of Assets	(15)	23,120	(20)	22,896
Amortization of Intangibles	510	510	1,532	1,532

	48,771	73,125	129,501	162,992

Operating Loss	(6,993)	(30,769)	(16,407)	(44,560)
Interest and Other Income (Expense), net	(451)	35	6	355
Minority Interest in (Income) Loss of Consolidated Subsidiary	71	—	28	(22)

Loss from Continuing Operations before Income Taxes	(7,373)	(30,734)	(16,373)	(44,227)
Provision for (Benefit from) Income Taxes	17,576	16	14,306	(112)

Loss from Continuing Operations, net of taxes	(24,949)	(30,750)	(30,679)	(44,115)
Loss from Discontinued Operations	(5,931)	—	(10,552)	—

Net Loss	$(30,880)	$(30,750)	$(41,231)	$(44,115)

Income per Share — Basic and Diluted:
Continuing Operations	$(1.17)	$(1.41)	$(1.44)	$(2.04)
Discontinued Operations	(0.28)	—	(0.50)	—

Net Loss	$(1.45)	$(1.41)	$(1.94)	$(2.04)

Weighted Average Shares Outstanding	21,305	21,768	21,295	21,574

CONDENSED CONSOLIDATED BALANCE SHEETS

	DEC 31,	SEP 30,
	2003	2004
	(in thousands)
ASSETS
Cash and Cash Equivalents	$27,976	$13,951
Short-term Investments	5,130	—
Accounts Receivable, net	28,133	24,346
Inventory	25,854	26,265
Income Taxes Receivable	678	—
Short-term Deferred Tax Asset	130	122
Assets Held for Sale	8,615	52
Other Current Assets	2,782	3,710

Total Current Assets	99,298	68,446
Property, Plant and Equipment, net	25,323	35,434
Intangibles, net	7,574	4,171
Goodwill	34,606	13,444
Other Assets	436	210

Total Assets	$167,237	$121,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$30,826	$24,477
Accrued Liabilities	4,917	4,874
Deferred Revenue	48	1
Current Portion of Long-Term Debt	1,515	1,537
Current Portion Capital Leases	2,352	2,722
Line of Credit	—	7,416

Total Current Liabilities	39,658	41,027
Long-term Debt	1,441	—
Capital Leases	6,543	4,677

Total Liabilities	47,642	45,704
Minority Interest in Consolidated Subsidiary	2,563	—
Stockholders’ Equity	117,032	76,001

Total Liabilities and Stockholders’ Equity	$167,237	$121,705